EXHIBIT 11

                         EARNINGS PER SHARE CALCULATION


                                                                 For the three months
                                                                    Ended March 31,
                                                            -------------------------------
                                                               1998                1997
                                                            ----------           ----------



Net Income....................................              $  458,549           $  445,353
                                                             =========            =========

Basic Weighted Average Shares Outstanding.....               2,259,761            2,508,014

Basic Earnings Per Share......................              $     0.20           $     0.18
                                                             ---------            ---------

Basic Weighted Average Shares Outstanding.....               2,259,761            2,508,014

Potential common stock due to:
                  Stock options...............                 103,387               49,229
                  MSBP........................                  15,011                   --

Diluted weighted average shares outstanding...               2,378,608            2,557,243
                                                             ---------            ---------

Diluted earnings per share....................              $     0.19           $     0.17
                                                             ---------            ---------



Basic earnings per share of common stock for the three month periods ended March 31, 1998 and March 31, 1997 has been determined by dividing net income for the period by the weighted average number of shares of common stock outstanding, net of average unearned ESOP shares of 208,864 and 229,144, respectively, and average unearned MSBP shares of 99,175 and 8,111, respectively.